MRU HOLDINGS, INC.

2004 INCENTIVE PLAN

________________________________

Restricted Stock Agreement
________________________________

THIS Restricted Stock Agreement (the "Agreement") dated as of [ ], by and between MRU Holdings, Inc., a Delaware corporation (the "Company") and [ ] (the "Employee"), is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the MRU Holdings, Inc. 2004 Incentive Plan, as amended (the “Plan”), a copy of which is attached hereto or which has been previously provided to the Employee;

WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined that the Employee be granted shares of Restricted Stock pursuant to the terms of the Plan and the terms of this Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth:

1.
Award of Restricted Stock. The Company hereby awards to Employee on this date, [   ] shares of its common stock, par value $.001 ("Stock"), subject to the terms and conditions set forth in this Agreement (the "Award").

2.
Issuance of Share Certificates or Book Entry Record. The Company shall, as soon as administratively feasible after execution of this Agreement by the Employee, either (1) issue one or more certificates in the name of the Employee representing the shares of Restricted Stock covered by this Award, or (2) direct the Company's transfer agent for the Stock to make a book entry record showing ownership for the Restricted Stock in the name of the Employee, subject to the terms and conditions of the Plan and this Agreement. If the Restricted Stock vests, upon satisfaction of any tax withholding requirements, the Employee’s Restricted Stock will be reflected on the Company’s books and records as vested Stock. The Employee may request a physical certificate for the Employee’s vested Stock, and the Committee, in its discretion, may honor such request.

3.
Custody of Share Certificates During the Restriction Period. In the event that the Company issues one or more certificates for the Restricted Stock covered by this Award in lieu of book entry, during the Restriction Period described below:

(a)	The certificate or certificates shall bear the following legend:

"The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 2004 Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Restricted Stock Agreement are on file at the headquarters offices of MRU Holdings, Inc."

(b)	The certificates shall be held in custody by the Company until the restrictions set forth herein shall have lapsed; and

(c)
As a condition to receipt of this Award, the Employee hereby authorizes the Company to issue such instructions to the transfer agent as the Company may deem necessary or proper to comply with the intent and purposes of this Agreement and the Plan, including their provisions regarding forfeiture, and that this paragraph shall be deemed to constitute the stock power, endorsed in blank, allowing the Company to instruct its transfer agent to cancel any certificate representing shares that are forfeited by the Employee pursuant to the terms of the Plan or this Agreement.

4.
Terms of the Plan Shall Govern. The Award is made pursuant to, and is subject to the Plan, including, without limitation, its provisions governing Cancellation and Rescission of Awards. In the case of any conflict between the Plan and this Agreement, the terms of the Plan shall control. Unless otherwise indicated, all capitalized terms contained in this Agreement shall have the meaning assigned to them in the Plan.

5.
Restriction Period. The Restriction Period for the Restricted Stock awarded to the Employee under this Agreement shall commence with the date of this Agreement set forth above and shall end, for the percentage of the shares indicated below, on the date when the Restricted Stock shall have vested in accordance with the following schedule:

Date	Vested Percentage

First anniversary of the date of this Agreement	[ ]% of the awarded shares

Second anniversary of the date of this Agreement	[ ]% of the awarded shares

Third anniversary of the date of this Agreement	[ ]% of the awarded shares

During the Restriction Period, the Employee shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Restricted Stock awarded herein.

6.
Section 83(b) Election Notice. If the Employee makes an election under Section 83(b) of the Internal Revenue Code of 1986 (the “Code”), as amended, with respect to the Stock underlying the Employee’s Restricted Stock (a “Section 83(b) election”), the Employee agrees to provide a copy of such election to the Company within 10 days after filing that election with the Internal Revenue Service. Exhibit B contains a suggested form of Section 83(b) election.

7.
Stockholder Rights. Subject to the restrictions imposed by this Agreement and the Plan, the Employee shall have, with respect to the Restricted Stock covered by this Award, all of the rights of a stockholder of the Company holding Stock, including the right to vote the shares and the right to receive any cash dividends.

8.
Forfeiture of Stock. Upon the Employee's Termination of Employment during the Restriction Period, all shares of Stock covered by this Award that remain subject to restriction shall be forfeited by the Employee; provided however, that if the Employee's employment is involuntarily terminated during the Restriction Period by the Company (other than for Cause), or in the event of the Employee's Retirement during the Restriction Period, the Compensation Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of the Restricted Stock covered by this Award.

9.	Change in Control. In the event of a Change in Control, all shares of Stock covered by this Award shall become free of all restrictions and become fully vested and transferable.

10.
Delivery of Stock. If and when the Restriction Period expires for a share or shares of Restricted Stock without a prior forfeiture, the Company will deliver certificate(s) for such share(s) to the Employee.

11.
Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Agreement, the Employee may expressly designate a death beneficiary (the “Death Beneficiary”) to the Employee’s interest, if any, in this Award and any underling Stock. The Employee shall designate the Death Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit C (the “Designation of Death Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company. To the extent the Employee does not duly designate a beneficiary who survives the Employee, the Employee’s estate will automatically be the Employee’s beneficiary.

12.
No Right to Continued Employment. Nothing contained in the Plan or this Agreement shall confer upon the Employee any right to continued employment nor shall it interfere in any way with the right of the Company or any subsidiary or Affiliate to terminate the employment of the Employee at any time.

13.
Code Section 409A. Except to the extent otherwise specifically provided in an employment agreement between the Employee and the Company, by signing this Agreement, the Employee acknowledges that the Employee shall be solely responsible for the satisfaction of any taxes that may arise pursuant to this Award under Code Sections 409A (regarding deferred compensation) or 4999 (regarding golden parachute excise taxes), and that the Company shall not have any obligation whatsoever to pay such taxes or otherwise indemnify or hold the Employee harmless from any or all of such taxes. The Company shall have the sole discretion to interpret the requirements of the Section 409A, for purposes of the Plan and this Agreement.

14.
Withholding of Taxes. No later than the date as of which an amount first becomes includible in the Employee's gross income for Federal income tax purposes, the Employee shall pay to the Company or make arrangements satisfactory to the Company regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld.

15.
Governing Law. The Award made and actions taken under the Plan and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without taking into account its conflict of laws provisions.

16.
Acceptance of Award. By the Employee's signature below, the Employee accepts the terms of the Award, as set forth in this Agreement and in the Plan. Unless the Company otherwise agrees in writing, this Agreement shall not be effective as a Restricted Stock Award if a copy of this Agreement is not signed and returned to the Company.

17.
Modifications. This Agreement may be modified or amended at any time, in accordance with Section 16 of the Plan and provided that the Employee must consent in writing to any modification that adversely and materially affects any rights or obligations under this Agreement (with such an affect being presumed to arise from a modification that would trigger a violation of Section 409A of the Code).

18.
Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

19.
Severability. Every provision of this Agreement and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Agreement.

20.
Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

21.
Notices. Any notice or communication required or permitted by any provision of this Agreement to be given to the Employee shall be in writing and shall be delivered electronically, personally, or sent by certified mail, return receipt requested, addressed to the Employee at the last address that the Company had for the Employee on its records. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Agreement. Any such notice shall be deemed to be given as of the date such notice is personally or electronically delivered or properly mailed.

22.	Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the parties' respective heirs, legal representatives successors and assigns.

*    *    *    *    *

Signature Page to Follow

IN WITNESS WHEREOF, MRU Holdings, Inc. and the Employee have executed this Agreement to be effective as of the date first written above.

MRU Holdings, Inc.

By:
Title:

I acknowledge receipt of a copy of the Plan (either as an attachment hereto or that has been previously received by me) and that I have carefully read this Agreement and the Plan. I agree to be bound by all of the provisions set forth in this Agreement and the Plan.

Date	Employee

EXHIBIT A
MRU HOLDINGS, INC.

2004 INCENTIVE PLAN

______________________

Plan Document
______________________

EXHIBIT B
MRU HOLDINGS, INC.

2004 INCENTIVE PLAN

_______________________________

Section 83(b) Election Form
______________________________

Attached is an Internal Revenue Code Section 83(b) Election Form. IF YOU WISH TO MAKE A SECTION 83(b) ELECTION, YOU MUST DO SO WITHIN 30 DAYS AFTER THE DATE THE RESTRICTED SHARES COVERED BY THE ELECTION WERE TRANSFERRED TO YOU. In order to make the election, you must completely fill out the attached form and file one copy with the Internal Revenue Service office where you file your tax return. In addition, one copy of the statement also must be submitted with your income tax return for the taxable year in which you make this election. Finally, you also must submit a copy of the election form to the Company within 10 days after filing that election with the Internal Revenue Service. A Section 83(b) election normally cannot be revoked.

MRU HOLDINGS, INC.

2004 INCENTIVE PLAN

________________________________________________________

Election to Include Value of Restricted Stock in Gross Income
in Year of Transfer Under Internal Revenue Code Section 83(b)
_________________________________________________________

Pursuant to Section 83(b) of the Internal Revenue Code, I hereby elect within 30 days after receiving the property described herein to be taxed immediately on its value specified in item 5 below.

1.	My General Information:

Name:
Address:

S.S.N.
or T.I.N.:

2.	Description of the property with respect to which I am making this election:

____________________ shares of ___________ stock of MRU Holdings, Inc. (the “Restricted Stock”).

3.	The Restricted Stock was transferred to me on ______________ ___, 20__. This election relates to the 20____ calendar taxable year.

4.	The Restricted Stock is subject to the following restrictions:

The Restricted Stock is forfeitable until they are earned in accordance with the MRU Holdings, Inc. 2004 Incentive Plan, as amended (the “Plan”) and the Restricted Stock Agreement (“Agreement”) made pursuant to the Plan. The Restricted Stock generally is not transferable until my interest becomes vested and nonforfeitable, pursuant to the Agreement and the Plan.

5.	Fair market value:

The fair market value at the time of transfer (determined without regard to any restrictions other than restrictions which by their terms never will lapse) of the Restricted Stock with respect to which I am making this election is $_____ per share.

6.	Amount paid for Restricted Stock:

The amount I paid for the Restricted Stock is $____ per share.

7.	Furnishing statement to employer:

A copy of this statement has been furnished to my employer, ______________. If the transferor of the Restricted Stock is not my employer, that entity also has been furnished with a copy of this statement.

8.	Agreement or Plan not affected:

Nothing contained herein shall be held to change any of the terms or conditions of the Agreement or the Plan.

Dated: ____________ __, 200_.

Taxpayer

EXHIBIT C

MRU HOLDINGS, INC.

2004 INCENTIVE PLAN

_________________________________

Designation of Death Beneficiary
_________________________________

In connection with the Award(s) designated below that I have received pursuant to the MRU Holding, Inc. 2004 Incentive Plan, as amended (the “Plan”), I hereby designate the person specified below as the beneficiary upon my death of my interest in such Award(s). This designation shall remain in effect until revoked in writing by me.

Name of Beneficiary:
Address:

Social Security No.:

This beneficiary designation relates to any and all of my rights under the following Award or Awards:

☐  any Award that I have received or ever receive under the Plan.

☐  the _________________ Award that I received pursuant to an award agreement dated _________ __, ____ between myself and the Company.

I understand that this designation operates to entitle the above named beneficiary, in the event of my death, to any and all of my rights under the Award(s) designated above from the date this form is delivered to the Company until such date as this designation is revoked in writing by me, including by delivery to the Company of a written designation of beneficiary executed by me on a later date.

Date:
By:
Name of Participant

Sworn to before me this
____day of ____________, 200_
___________________________
Notary Public

County of          __________________
State of              __________________